                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A

                           --------------------------

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): December 1, 2000



                            RAINING DATA CORPORATION
             (Exact Name of Registrant as Specified in its Charter)



                                    DELAWARE
                         (State or Other Jurisdiction of
                         Incorporation or Organization)



           000-16449                                          94-3046892
   (Commission File Number)                                (I.R.S. Employer
                                                          Identification No.)


                              17500 CARTWRIGHT ROAD
                            IRVINE, CALIFORNIA 92614
                    (Address of Principal Executive Offices)



                                 (949) 442-4400
                         (Registrant's telephone number,
                              including area code)

        Effective December 1, 2000, Raining Merger Sub, Inc. ("Merger Sub"), a Delaware corporation and wholly owned subsidiary of Raining Data Corporation f/k/a Omnis Technology Corporation (the "Company"), merged with and into PickAx, Inc., a Delaware corporation ("PickAx") pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated as of August 23, 2000 between Merger Sub, the Company, PickAx and Gilbert Figueroa (a stockholder of PickAx) resulting in PickAx becoming a fully owned subsidiary of the Company (the "Merger"). In addition, as of December 4, 2000, the Company sold an aggregate of 1,997,366 shares of its Common Stock in a separate private placement (the "Private Placement") to Astoria Capital Partners, LP ("Astoria") and two individuals. The Merger and the Private Placement were initially reported on Form 8-K on December 15, 2000. This amendment is being filed for the purpose of including financial statements and pro forma financial information relating to the Merger and certain exhibits relating to the Merger and the Private Placement and should be read in conjunction with the December 15, 2000 Form 8-K.

CHANGE IN ACCOUNTANTS

        On July 11, 2000, Deloitte & Touche LLP, informed Pick that they declined to stand for reappointment as Pick's independent auditors subsequent to the completion of their audit of Pick's financial statements for the year ended February 29, 2000, which became effective on July 11, 2000. On October 4, 2000 Grant Thornton, LLP was appointed as independent auditors for PickAx, Inc.

        During the fiscal years ended February 28, 1999 and February 29, 2000 and through July 11, 2000, there were no disagreements between Pick and Deloitte and Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused it to make reference to the subject matter of the disagreement in connection with its report.

        Deloitte & Touche LLP's reports on the financial statements of Pick for the years ended February 29, 2000 and February 28, 1999 did not contain an adverse opinion or disclaimer of opinion, nor was it modified as to uncertainty, audit scope or accounting principles. Further, during the fiscal years ended February 28, 1999 and February 29, 2000 and through July 11, 2000, there were no reportable events as defined by Item 304(a)(i)(iv) of Regulation S-B.

        Deloitte & Touche LLP has not audited, reviewed, compiled or performed any procedures on interim financial statements of Pick for any periods or any financial statements of Pick subsequent to February 29, 2000. Furthermore, Deloitte & Touche LLP, has not been engaged as independent auditors of PickAx, Inc. and, accordingly, has not audited, reviewed, complied or performed any procedures with respect to the financial statements of PickAx, Inc. as of any dates or for any periods.

ITEM 7.        FINANCIAL STATEMENTS AND EXHIBITS.

        (a)    Financial Statements of Businesses Acquired.

               The following financial statements are included in this report:

               (1) Audited Consolidated Financial Statements of Pick Systems, Inc. as of and for the years ended February 29, 2000 and February 28, 1999

               (2) Unaudited Consolidated Financial Statements of PickAx, Inc. as of and for the six month periods ended August 31, 2000 and 1999

        (b)    Pro Forma Financial Information.

               The following pro forma financial information is included in this report:

               (1) Unaudited Pro Forma Combined Financial Statements as of and for the six months ended September 30, 2000

               (2) Unaudited Pro Forma Combined Statement of Operations for the year ended March 31, 2000

        (c)    Exhibits.

               2.1 Agreement and Plan of Merger, dated as of August 23, 2000, by and among Omnis Technology Corporation, Raining Merger Sub, Inc., PickAx, Inc. and Gilbert Figueroa (included as Appendix A to the Registrant's Definitive Proxy Statement filed with the Commission on November 16, 2000 and incorporated herein by reference)

               4.1 Common Stock Purchase Agreement - Cash Purchase, dated as of December 4, 2000, by and between the Registrant and Astoria Capital Partners, L.P.

               4.2 Common Stock Purchase Agreement - PickAx Note, dated as of December 4, 2000, by and between the Registrant and Astoria Capital Partners, L.P.

               4.3 Common Stock Purchase Agreement - Individual, dated as of December 4, 2000, by and between the Registrant and Harry Augur

               4.4 Common Stock Purchase Agreement - Individual, dated as of December 4, 2000, by and between the Registrant and Robert van Roijen

               4.5 Registration Rights Agreement, dated as of December 4, 2000, by and among the Registrant, Astoria Capital Partners, L.P., Harry Augur and Robert van Roijen

               23.1   Consent of Deloitte & Touche LLP

               23.2   Consent of BDO Spencer Steward (Johannesburg) Incorporated

               23.3   Consent of Mazars Neville Russell

                                                      Deloitte & Touche LLP logo


Deloitte & Touche LLP
Suite 1200
695 Town Center Drive
Costa Mesa, California 92626-5924

Tel: 714-436-7100
Fax: 714-436-7200
www.deloitte.com

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Pick Systems, Inc. and subsidiaries:

We have audited the accompanying consolidated balance sheets of Pick Systems, Inc. and subsidiaries (collectively, the Company) as of February 29, 2000 and February 28, 1999, and the related consolidated statements of operations, comprehensive loss, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Pick Systems Limited and Pick Systems Africa (consolidated subsidiaries), which combined statements reflect total assets constituting 21% and 22% of the Company's consolidated total assets as of February 29, 2000 and February 28, 1999, and total revenues constituting 21% and 20%, respectively, of the Company's consolidated total revenues for the years then ended. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for Pick Systems Limited and Pick Systems, Africa, is based solely on the reports of such other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of the other auditors, such consolidated financial statements present fairly, in all material respects, the financial position of Pick Systems, Inc. and subsidiaries as of February 29, 2000 and February 28, 1999, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ Deloitte & Touche LLP


June 7, 2000, except for Note 5
for which the date is July 11, 2000


                Carlsbad Las Vegas Los Angeles Phoenix San Diego

BDO Spencer Steward                            13 Wellington Road Parktown  2193
(Johannesburg) Incorporated                    Private Bag X605000 Houghton 2041
Chartered Accountants (SA)                     Telephone (011) 643-7271
Reg. No. 95/02310/21                           Telefax: (011) 643-6586
                                               Docex: 574 jhb
                                               Email: bdojhb@bdo.co.za
                                               Website: http//www.bdo.co.za


Report of the independent auditors
to the members of Pick Systems Africa (Proprietary) Limited


We have audited the annual financial statements of Pick Systems Africa (Proprietary) Limited set out on pages 3 to 13 for the year ended 29 February 2000. These financial statements are the responsibility of the company's directors. Our responsibility is to express an opinion on these financial statements based on our audit.

Scope

We conducted our audit in accordance with statements of South African Auditing Standards. Those standards require that we plan and perform the audit to obtain reasonable assurance that the financial statements are free of material misstatement.

An audit includes:

* examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements,

* assessing the accounting principles used and significant estimates made by management, and

* evaluating the overall financial statement presentation.

We believe that our audit provides a reasonable basis for out opinion

Audit opinion

In our opinion, the financial statements fairly presents, in all material respects, the financial position of the company at 29 February 2000, and the results of its operations and cash flows for the year then ended in accordance with generally accepted accounting practice, and in the manner required by the Companies Act.

Accounting and secretarial duties

With the written consent of all members, we have performed certain secretarial and accounting duties.

Supplementary information

The supplementary schedule set out on pages 14 to 15 does not form part of the annual financial statements and is presented as additional information only. We have not audited this scheduled and accordingly we do not express an opinion thereon.


                             /s/ BDO Spencer Steward (Johannesburg) Incorporated
                             ---------------------------------------------------
                                 BDO Spencer Steward (Johannesburg) Incorporated

Johannesburg                                 Registered Accountants and Auditors
29 March  2000                                             Chartered Accountants
                                                                          (S.A.)

MAZARS LOGO
--------------------------------------------------------------------------------
                                                          MAZARS NEVILLE RUSSELL

                                                           Chartered Accountants

Auditors' report
To the shareholders of Pick Systems Limited
--------------------------------------------------------------------------------
We have audited the financial statements on pages 4 to 13 which have been prepared following the accounting policies set out on page 8.

Respective responsibilities of directors and auditors

As described on page 1 the company's directors are responsible for the preparation of financial statements. It is our responsibility to form an independent opinion, based on our audit, on those statements and to report our opinion to you.

Basis of opinion

We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board. An audit includes examination on a test basis, or evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the company's circumstances, consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

Opinion

In our opinion the financial statements give a true and fair view of the state of the Company's affairs as at 29 February 2000 and of its results for the year then ended and have been properly prepared in accordance with the Compliance Act 1985.


/s/ MAZARS NEVILLE RUSSELL
--------------------------------
MAZARS NEVILLE RUSSELL
CHARTERED ACCOUNTANTS
and Registered Auditors
Milton Keynes


19 September 2000

PICK SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF FEBRUARY 29, 2000 AND FEBRUARY 28, 1999
--------------------------------------------------------------------------------

                                                                         2000              1999
                                                                      ----------        ----------
ASSETS

CURRENT ASSETS:
Cash and cash equivalents ....................................        $  754,816        $  615,669
Accounts receivable, net of allowance for doubtful
  accounts of $528,470 (2000) and $217,853 (1999) ............         2,636,091         3,489,031
Inventories ..................................................            48,056            53,092
Prepaid expenses .............................................           196,403            77,680
Deferred income taxes (note 7) ...............................                --           206,024
Income tax refund receivable (Note 7) ........................           151,459                --
Loan Receivable from estate (Note 3) .........................         2,596,300        $2,122,018
                                                                      ----------        ----------

     Total current assets ....................................         6,383,125         6,563,514
PROPERTY AND EQUIPMENT, net (note 2) .........................           530,965           534,471
CAPITALIZED SOFTWARE, net ....................................            13,658            13,876
NOTES RECEIVABLE (Note 4) ....................................           188,092           292,521
DEPOSITS .....................................................             6,445            13,370
DEFERRED INCOME TAXES (Note 7) ...............................                --           413,696
                                                                      ----------        ----------
                                                                      $7,122,285        $7,831,358
                                                                      ==========        ==========

                See notes to consolidated financial statements.

PICK SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF FEBRUARY 29, 2000 AND FEBRUARY 28, 1999 (Continued)
--------------------------------------------------------------------------------

                                                                          2000                 1999
                                                                       -----------         -----------
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Line of credit (Note 5) .......................................        $   460,000         $   700,000
Accounts payable ..............................................          1,051,395             844,138
Accrued retirement benefits ...................................              2,142              79,672
Accrued liabilities ...........................................          1,636,201           1,151,327
Income taxes payable (Note 7) .................................                 --              16,218
Current portion of long-term debt (Note 6) ....................              8,608              14,951
                                                                       -----------         -----------
     Total current liabilities ................................          3,158,346           2,806,306

LONG-TERM DEBT, less current portion (Note 6) .................             39,958                  --
DEFERRED REVENUE ..............................................          3,703,162           2,959,409
COMMITMENTS AND CONTINGENCIES (Notes 8, 9, and 10) ............                 --                  --
MINORITY INTEREST .............................................            (67,875)            (53,905)

SHAREHOLDERS' EQUITY (NOTE 12):
Common stock, without par value; 200,000,000 shares
  authorized; 1,081,800 shares issued and outstanding .........            984,523             984,523
Accumulated other comprehensive income ........................             50,155               1,684
Retained earnings (accumulated deficit) .......................           (745,984)          1,133,341
                                                                       -----------         -----------
     Total shareholders' equity ...............................            288,694           2,119,548
                                                                       -----------         -----------
                                                                       $ 7,122,285         $ 7,831,358
                                                                       ===========         ===========

                See notes to consolidated financial statements.

PICK SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED FEBRUARY 29, 2000 AND FEBRUARY 28, 1999
--------------------------------------------------------------------------------

                                                    2000                1999
                                                ------------       ------------
SALES ....................................      $ 17,333,798       $ 15,754,353
COST OF SALES ............................           693,403            800,116
                                                ------------       ------------

GROSS PROFIT .............................        16,640,395         14,954,237
OPERATING EXPENSES (NOTES 9, 10, and 11) .        18,075,739         14,342,265
                                                ------------       ------------

(LOSS) INCOME FROM OPERATIONS ............        (1,435,344)           611,972

OTHER (EXPENSE) INCOME:
Interest income, net .....................           145,672            107,272
Other expense ............................          (207,585)           (69,657)
                                                ------------       ------------

  Total other (expense) income ...........           (61,913)           (37,615)
                                                ------------       ------------

(LOSS) INCOME BEFORE INCOME TAX PROVISION
  AND MINORITY INTEREST ..................        (1,497,257)           649,587
INCOME TAX PROVISION (Note 7) ............           396,038            646,904
                                                ------------       ------------

NET (LOSS) INCOME BEFORE MINORITY INTEREST        (1,893,295)             2,683
MINORITY INTEREST ........................            13,970              7,532
                                                ------------       ------------

NET (LOSS) INCOME ........................      $ (1,879,325)      $     10,215
                                                ============       ============

                See notes to consolidated financial statements.

PICK SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
FOR THE YEARS ENDED FEBRUARY 29, 2000 AND FEBRUARY 28, 1999
--------------------------------------------------------------------------------

                                                   2000             1999
                                                -----------       --------
NET (LOSS) INCOME ........................      $(1,879,325)      $ 10,215
Other comprehensive income (loss):
   Foreign currency translation adjustment           48,471        (39,840)
                                                -----------       --------
COMPREHENSIVE LOSS .......................      $(1,830,854)      $(29,625)
                                                ===========       ========


                See notes to consolidated financial statements.

PICK SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED FEBRUARY 29, 2000 AND FEBRUARY 28, 1999
--------------------------------------------------------------------------------

                                                                Accumulated     Retained
                                         Common Stock             other         earnings
                                    ---------------------      comprehensive  (accumulated
                                     Shares       Amount          income         deficit)          Total
                                    ---------    --------      -------------  ------------     -----------
BALANCE, March 1, 1998 .....        1,081,800    $984,523        $ 41,524      $ 1,123,126     $ 2,149,173
Net income .................               --          --              --           10,215          10,215
Foreign currency translation
  adjustment ...............               --          --         (39,840)              --         (39,840)
                                    ---------    --------        --------      -----------     -----------
BALANCE, February 28, 1999..        1,081,800     984,523           1,684        1,133,341       2,119,548
Net loss ...................               --          --              --       (1,879,325)     (1,879,325)
Foreign currency translation
  adjustment ...............               --          --          48,471               --          48,471
                                    ---------    --------        --------      -----------     -----------
BALANCE, February 29, 2000 .        1,081,800    $984,523        $ 50,155      $  (745,984)    $   288,694
                                    =========    ========        ========      ===========     ===========


                See notes to consolidated financial statements.

PICK SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED FEBRUARY 29, 2000 AND FEBRUARY 28, 1999
--------------------------------------------------------------------------------

                                                                       2000              1999
                                                                   -----------        ---------
CASH FLOWS FORM OPERATING ACTIVITIES:
Net (loss) income .........................................        $(1,879,325)       $  10,215
Minority interest .........................................            (13,970)          (7,532)

Adjustments to reconcile net (loss) income to net
  cash provided by operating activities:
Depreciation and amortization .............................            247,041          269,904
Loss (gain) on disposal of property and equipment .........             11,891           (5,697)
Deferred income taxes .....................................            619,720          606,850

Net change in operating assets and liabilities:
   Accounts receivable ....................................            852,940         (618,152)
   Inventories ............................................              5,036           12,225
   Prepaid expenses .......................................           (118,723)         (10,581)
   Deposits ...............................................              6,925           75,541
   Accounts payable .......................................            207,257          (70,175)
   Accrued liabilities ....................................            484,874         (184,727)
   Accrued retirement benefits ............................            (77,530)           3,495
   Income taxes payable/receivable ........................           (167,677)        (325,792)
   Deferred revenue .......................................            743,753          982,838
                                                                   -----------         --------
     Net cash provided by operating activities ............            922,212          736,412

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from notes receivable ............................            104,429
Increases in notes receivable .............................                              (4,699)
Additions to loan receivable from estate ..................           (474,282)        (365,117)
Purchase of property and equipment and
  capitalized software.....................................           (255,298)        (208,746)
                                                                   -----------         --------
     Net cash used in investing activities ................           (625,151)        (578,562)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt ..............................             39,958
Payments on long-term debt ................................             (6,343)          (6,637)
Net payments under line of credit .........................           (240,000)
                                                                   -----------         --------
     Net cash used in financing activities ................           (206,385)          (6,637)

EFFECT OF EXCHANGE RATE CHANGES ON CASH ...................             48,471          (39,840)
                                                                   -----------         --------

                See notes to consolidated financial statements.

PICK SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED FEBRUARY 29, 2000 AND FEBRUARY 28, 1999 (Continued)
--------------------------------------------------------------------------------

                                                            2000            1999
                                                          --------        --------
NET INCREASE IN CASH AND CASH EQUIVALENTS ........        $139,147        $111,373
CASH AND CASH EQUIVALENTS, beginning of year .....         615,669         504,296
                                                          --------        --------
CASH AND CASH EQUIVALENTS, end of year ...........        $754,816        $615,669
                                                          ========        ========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION -
Cash paid during the year for:
    Interest .....................................        $ 59,296        $ 70,282
                                                          ========        ========
    Income Taxes .................................        $ 95,000        $365,846
                                                          ========        ========


                 See notes to consolidated financial statements.

                       PICK SYSTEMS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FOR THE YEARS ENDED FEBRUARY 29, 2000 AND
                                FEBRUARY 28, 1999

1.   SIGNIFICANT ACCOUNTING POLICIES

     Nature of Operations--Pick Systems, Inc. and subsidiaries (collectively, the Company) was incorporated in the State of California in 1982 and engages principally in the design, development, and marketing of database management systems.

     Principles of Consolidation--The accompanying consolidated financial statements include the accounts of Pick Systems, Inc., its wholly owned subsidiaries Pick Systems France and Pick Systems Limited, and a 69%-owned subsidiary, Pick Systems, Africa. All intercompany accounts and transactions have been eliminated in consolidation.

     Basis of Presentation--The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

     Cash and Cash Equivalents--Cash and cash equivalents include cash and certificates of deposits with original maturities of three months or less.

     Accounts Receivable--Accounts receivable arise in the normal course of granting trade credit terms to customers. The Company performs credit evaluations of customers and generally does not require collateral. The Company maintains reserves for estimated credit losses, based on management's estimates of uncollectible amounts.

     Inventories--Inventories are stated at the lower of cost (first-in, first-out method) or market.

     Property and Equipment--Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Amortization of leasehold improvements is provided over the shorter of the related lease terms or the estimated useful lives of the improvements. Maintenance and repairs are expensed as incurred, while renewals and betterments are capitalized.

     Capitalized Software--The Company capitalizes certain software development costs in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed. Amortization of such costs is provided over the expected life (generally five years) of the related product. Amortization expense was $10,399 and $18,163 for the years ended February 29, 2000 and February 28, 1999, respectively. Accumulated amortization was $336,375 and $325,976 at February 29, 2000 and February 28, 1999, respectively.

     Long-Lived Assets--In accordance with SFAS No. 121. Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, long-lived assets to be held are reviewed for events or changes in circumstances which indicate that their carrying value may not be recoverable based on future undiscounted cash flows. As of February 29, 2000 and February 28, 1999, no impairment was indicated.

     Revenue Recognition--The Company recognizes revenue on software sales when the product is shipped.

     Deferred Revenues--Deferred revenues result from nonrefundable cash received by the Company for one-year service contracts. The Company recognizes revenues from such contracts monthly over the one-year service obligation period.

     Minority Interest--The Company has reflected minority interest as a receivable in the accompanying balance sheets as the minority owners are committed to, and are capable of, providing additional capital to Pick Systems, Inc.

     Income Taxes--The Company accounts for income taxes based on the standards specified in SFAS No. 109. Accounting for Income Taxes. SFAS No. 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements. Measurement of the deferred items is based on enacted tax laws. Valuation allowances are established, when necessary, to reduce deferred income tax assets to the amount expected to be realized.

     Foreign Operations--Foreign revenues represent 35% and 31% of total revenues for the years ended February 29, 2000 and February 28, 1999, respectively. As of February 29, 2000 and February 28, 1999, $1,954,497 and $1,883,485, respectively, of the Company's assets were located in South Africa and Europe.

     Foreign Currency Translation--In accordance with SFAS No. 52, Foreign Currency Translation, the functional currency for the Company's foreign subsidiaries local currency. Gains and losses resulting from foreign currency transactions are recognized currently in income, and those resulting from translation of financial statements are included as accumulated other comprehensive income (loss) in shareholders' equity. Assets and liabilities denominated in foreign currencies are translated at the rate of exchange on the balance sheet date. Revenues and expenses are translated using the average exchange rate for the period.

     Use of Estimates--The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

     Comprehensive Income (Loss)--The Company has adopted SFAS No. 130, Reporting Comprehensive Income. This statement establishes standards for reporting of comprehensive income (loss) and it components. Comprehensive income
(loss), as defined, includes all changes in equity (net assets) during a period from transactions and other events and circumstances from nonowner sources.

     Recent Accounting Pronouncements--In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The provisions of SFAS No. 133, as amended, are effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company is reviewing the impact of such pronouncement on its consolidated financial statements.

     Reclassifications--Certain reclassifications have been made to the 1999 consolidated financial statements to conform to the 2000 presentation.

2.   PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                2000               1999
                                             -----------       -----------
     Leasehold improvements ...........      $   163,965       $   163,965
     Trade show equipment .............           65,912            65,912
     Demonstration inventories ........           73,015            73,015
     Furniture, fixtures, and equipment        3,394,205         3,217,676
     Motor vehicles ...................           60,387            14,279
                                             -----------       -----------
                                               3,757,484         3,534,847
     Less accumulated depreciation ....       (3,226,519)       (3,000,376)
                                             -----------       -----------
                                             $   530,965       $   534,471
                                             ===========       ===========

3.   LOAN RECEIVABLE FROM ESTATE

     Loan receivable from estate represents uncollateralized advances made to the estate of the majority shareholder (the Estate of Richard Pick), bears interest at 7.7% and was due upon the earlier of the sale of sufficient estate assets to liquidate the related note, or February 28, 2000. On March 16, 2000, the Company received full payment from the Estate of Richard Pick for the outstanding note receivable.

4.   NOTES RECEIVABLE

     Notes receivable generally consists of an unsecured note receivable from an independent entity, bearing interest payable quarterly at 6% principal due in full April 2002.

5.   LINE OF CREDIT

     The Company has a $700,000 revolving line of credit with a bank which matures August 28, 2000. Borrowings bear interest at the bank's prime lending rate plus 1.25% (10% at February 29, 2000) are collateralized by substantially all tangible assets of the Company. The credit agreement contains various covenants, including those that require the Company to maintain certain liquidity ratios and tangible net worth. As of February 29, 2000, the Company was either in compliance with the terms of the covenant or had obtained applicable waivers.

6.   LONG-TERM DEBT

     Long-term debt consists of the following at February 29, 2000 and February 28, 1999:

                                                                2000           1999
                                                              --------       --------
15.5% to 17.5% term loan collateralized by motor
  vehicles, principal and interest is payable in
  monthly installments of $1,068 through December 2004 .      $ 45,250       $     --
13.275% term loan collateralized by computer equipment,
  principal and interest payable in monthly installments
  of $1,077 through June 10, 2000 ......................         3,316         14,951
                                                              --------       --------
                                                                48,566         14,951
Less current portion ...................................        (8,608)       (14,951)
                                                              --------       --------
     Total long-term debt ..............................      $ 39,958       $     --
                                                              ========       ========

     The following are annual maturities of long-term debt:

Year ending February 29:

             2001...................................       $ 8,608
             2002...................................         9,050
             2003...................................         9,050
             2004...................................         9,050
             2005...................................        12,808
                                                           -------
                                                           $48,566
                                                           =======

7.   INCOME TAXES

     The provision for income taxes consists of the following for the years ended February 29, 2000 and February 28, 1999:

                                             2000            1999
                                          ---------       ---------
     Current
       Federal .....................      $(257,184)      $   7,405
       State .......................        (30,203)        (23,734)
       Foreign .....................         63,704          56,383
                                          ---------       ---------
                                           (233,683)         40,054
     Deferred:
        Federal ....................        (94,799)        308,402
        State ......................       (156,061)         68,362
                                          ---------       ---------
                                           (250,860)        376,764
     Increase in valuation allowance        870,581         230,086
                                          ---------       ---------
                                            619,721         606,850
                                          ---------       ---------
     Income tax provision ..........      $ 369,038       $ 646,904
                                          =========       =========

     A reconciliation of the provision (benefit) for income taxes to the amount of income tax expense that would result from applying the federal statutory rate of 35% to income before provision for income taxes is as follows:

                                                      2000             1999
                                                    ---------       ---------

Income tax (benefit) expense at statutory rate      $(536,588)      $ 229,992
State tax expense, net of federal benefit ....       (212,534)        (17,274)
Meals and entertainment ......................         21,331          19,936
Nondeductible foreign losses .................        337,023         220,806
Increase in valuation allowances .............        870,581         230,086
Other ........................................        (83,775)        (36,642)
                                                    ---------       ---------
                                                    $ 396,038       $ 646,904
                                                    =========       =========

     Temporary differences which give rise to deferred tax assets at February 28, 2000 and February 29, 1999, are as follows:

                                             2000               1999
                                          -----------       -----------

Current:
     State taxes ...................      $       816       $    (3,716)
     Accrued vacation ..............          158,801           141,658
     Allowance for doubtful accounts          160,280            51,542
     Accrued litigation ............                             16,540
     Other .........................           97,600
                                          -----------       -----------
                                              417,497           206,024
Long term:
     State taxes ...................      $        --       $   (32,007)
     Tax credits ...................          735,815           388,101
     Net operating loss carryforward          159,799           514,690
     Depreciation and amortization .          (59,299)          (72,690)
     Other .........................            1,270               102
                                          -----------       -----------
                                              837,584           798,196
                                          -----------       -----------
                                            1,255,081         1,004,220
     Valuation allowance ...........       (1,255,081)         (384,500)
                                          -----------       -----------
     Net deferred tax asset ........      $        --       $   619,720
                                          ===========       ===========

     The Company has net operating loss carryforwards of approximately $248,000 and $1,135,000 for federal and California, respectively. The federal and California net operating loss carryforwards will begin to expire in the fiscal years ending 2014 and 2004, respectively. During the year ended February 29, 2000, the Company's determined that a valuation allowance for the entire deferred tax asset is required.

8.   LITIGATION

     The Company is a defendant in various legal actions arising in the normal course of business, the outcome of which, in the opinion of management, neither individually nor in the aggregate will result in a material adverse effect on the Company's consolidated financial statements.

9.   COMMITMENTS AND CONTINGENCIES

     The Company leased certain office equipment and office facilities under noncancelable operating leases which expire at various dates. Rent expenses on leased premises and equipment for the years ended February 29, 2000 and February 28, 1999 was $249,031 and $247,413, respectively.

     Future minimum lease payments under noncancelable operating and facility leases are as follows at February 28, 2000:

     2001...............................................  $ 89,549
     2002...............................................    43,099
     2003...............................................    24,889
     2003...............................................     1,911
                                                          --------
           Total Future minimum lease payments..........  $159,448
                                                          ========

10.  RELATED-PARTY TRANSACTIONS

     The Company rents its principal office facilities from the Estate of Richard Pick on a month-to-month basis at $11,835 per month. The Company is also responsible for the real estate taxes, utilities, insurance and maintenance of the property. Rent expense under the lease was $142,020 for the years ended February 29, 2000 and February 28, 1999.

11.  RETIREMENT PLAN

     The Company has a qualified 401(k) plan (the Plan). Employees may elect to participate in the Plan the first month following their one-year anniversary. Participating employees may contribute 2% to 15% of their salary, not to exceed an annual dollar limitation as defined and the Company matches 100% of employee contributions. The Company's contributions for the years ended February 29, 2000 and February 28, 1999, were $90,832, respectively.

12.  SUBSEQUENT EVENT

     On March 16, 2000, the Estate of Richard Pick entered into a definitive share purchase agreement (the Agreement) with PickAx, Inc. (the Purchaser). Terms of the Agreement provided for the Estate of Richard Pick to receive $19,500,000 from the Purchaser in exchange for 1,050,000 shares of the Company's common stock then held by the Estate of Richard Pick. The shares sold represented approximately 97% of the outstanding shares of the Company, which will continue its business operations as a majority owned subsidiary of the Purchaser.

PICKAX, INC/PICK SYSTEMS INC.

CONSOLIDATED BALANCE SHEETS
UNAUDITED (THOUSANDS)
--------------------------------------------------------------------------------

                                                  PickAx, Inc   Pick Systems, Inc.
                                                    8/31/00          8/31/99
                                                  -----------   -----------------
                                                  (Unaudited)      (Unaudited)
ASSETS

CURRENT ASSETS
     Cash & Cash Equivalents ...............        $    779         $ 1,145
     Accounts Receivable, net of allow .....           2,746           3,078
     Inventory .............................              28              37
     Prepaid Expenses ......................             384             109
                                                    --------         -------
     Total Current Assets ..................           3,937           4,369
     Property and Equipment.................
     Property & Equipment (Cost) ...........           4,142           3,982
     Accumulated Depreciation ..............          (3,628)         (3,444)
                                                    --------         -------
         Total Property and Equipment ......             514             538
Other Assets
     Goodwill ..............................          24,888
     Accumulated Amortization of Goodwill ..            (937)
     Notes Receivable and Deposits .........             228             189
     Loan Receivable from Estate ...........              --           2,270
     Deposits ..............................                              13
     Deferred Income Taxes .................              --             620
                                                    --------         -------

         Total Assets ......................        $ 28,630         $ 7,999
                                                    ========         =======

LIABILITIES AND CAPITAL

CURRENT LIABILITIES
     Accounts Payable ......................        $  1,947         $   526
     Accrued Liabilities ...................           7,068           1,449
     Deferred Revenue ......................           4,306           3,294
     Note Payable - Bank ...................             700             526
     Other Debt ............................              45
     Convertible Debenture .................          17,300
                                                    --------         -------
         Total Current Liabilities .........          31,366           5,795
                                                    --------         -------
         Total Liabilities .................        $ 31,366         $ 5,795

Capital
     Common Stock ..........................        $    380         $   984
     Additional Paid-in Capital ............           1,498
     Foreign Currency Translation Gains/Loss            (232)             37
     Retained Earnings (deficit) ...........          (4,382)          1,183
                                                    --------         -------
         Total Capital .....................          (2,736)          2,204
                                                    --------         -------
         Total Liabilities & Capital .......        $ 28,630         $ 7,999
                                                    ========         =======

PICKAX, INC/PICK SYSTEMS INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
UNAUDITED (THOUSANDS)
--------------------------------------------------------------------------------

                               PickAX, Inc.   Pick Systems, Inc.
                            six months ended   six months ended
                                8/31/00           8/31/99
                            ----------------  -----------------
                              (Unaudited)        (Unaudited)

Net Revenues ..............     $ 7,102            $ 8,867
Cost of Sales .............         496                362
                                -------            -------

Gross Profit ..............       6,606              8,505
Operating Expenses ........       9,885              7,967
                                -------            -------

Income (loss) from ops.....      (3,279)               538
Net Interest Expense ......        (834)               (49)
Other inc (exp) ...........         (89)               (64)
                                -------            -------

Income Before Tax .........      (4,202)               425
Income Tax ................           0               (374)
                                -------            -------
Net Income (Loss) .........     $(4,202)           $    51
                                =======            =======

SELECTED HISTORICAL FINANCIAL DATA OF PICKAX, INC. AND
PICK SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS
(ALL AMOUNTS IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                  Pick                               Pick
                                            PickAx, Inc.      Systems, Inc.     PickAx, Inc.     Systems, Inc.
                                              2/29/00            2/29/00          3/16/00           3/16/00
                                            ------------      -------------     ------------     -------------
                                            (unaudited)        (unaudited)      (unaudited)       (unaudited)
Assets:
Cash & equivalents ..............            $   559             $   755          $ 17,500          $   365
Accounts Rec ....................                                  2,636                              2,621
Inventory .......................                                     48                                 48
Prepaid expenses ................                 28                 196                72              316
                                             -------             -------          --------          -------
Deposits ........................                                     --             2,200(2)           128
                                             -------             -------          --------          -------
Total Current Assets ............                587               3,635            19,772            3,478
Fixed Assets (Cost) .............                  2               3,771                 2            4,072
Less accum. depr ................                                 (3,227)                            (3,547)
                                             -------             -------          --------          -------
Net Fixed Assets ................                  2                 544                 2              525
Goodwill.........................
Accumulated Amortization of
 Goodwill........................
Notes receivable ................                                    340                                185
Deposits ........................                                      6                                 23
Loan Receivable from shareholder                                   2,596                              2,612
                                             -------             -------          --------          -------
   Total Assets .................            $   589             $ 7,121          $ 19,774          $ 6,823
                                             =======             =======          ========          =======

Liabilities:
Accounts payable ................            $    50             $ 1,051          $     50          $   987
Accrued liabilities .............                                  1,570                              1,955
Deferred revenue ................                                  3,703                              3,400
Notes payable ...................                104                 509            17,300              491
                                             -------             -------          --------          -------
   Total Current Liabilities ....                154               6,833            17,350            6,833
   Total Liabilities ............                154               6,833            17,350            6,833

Stockholders' Equity:
Capital Stock ...................                615                 984             2,615              984
Retained Earnings ...............               (180)               (696)             (191)            (994)
                                             -------             -------          --------          -------
   Total Stockholders' Equity ...                435                 288             2,424              (10)
                                             -------             -------          --------          -------
Total Liabilities & Stockholders'
  Equity ........................            $   589             $ 7,121          $ 19,774          $ 6,823
                                             =======             =======          ========          =======

                                                                            PickAx, Inc.     PickAx, Inc.
                                          Combined         Acquisition      Consolidated     Consolidated
                                           3/16/00         Adjustments        3/16/00          8/31/00
                                         -----------       -----------      ------------     ------------
                                         (unaudited)       (unaudited)       (unaudited)      (unaudited)
Assets:
Cash & equivalents......................  $ 17,865          $(14,688)(1)     $  3,177           $   779
Accounts Rec............................     2,621                              2,621             2,746
Inventory...............................        48                                 48                28
Prepaid expenses........................       388                                388               384
Deposits................................     2,328            (2,200)(2)          128                --
                                          --------          --------         --------           -------
Total Current Assets....................    23,250           (16,888)           6,362             3,937
Fixed Assets (Cost).....................     4,074                              4,074             4,142
Less accum. depr........................    (3,547)                            (3,547)           (3,628)
                                          --------          --------         --------           -------
Net Fixed Assets........................       527                --              527               514
Goodwill ...............................                      19,537 (4)       19,537            24,888
Accumulated Amortization of Goodwill....                                                           (937)
Notes receivable........................       185                                185               189
Deposits................................        23                                 23                39
Loan Receivable from shareholder........     2,612            (2,612)(3)           --                --
                                          --------          --------         --------           -------
  Total Assets..........................  $ 26,597                37         $ 26,634           $28,630
                                          ========          ========         ========           =======

Liabilities:
Accounts payable........................  $  1,037                           $  1,037           $ 1,947
Accrued liabilities.....................     1,955                              1,955             3,819
Deferred revenue........................     3,400                              3,400             4,300
Notes payable...........................    17,791                             17,791            21,300
                                          --------          --------         --------           -------
  Total Current Liabilities.............    24,183                --           24,183            31,366
  Total Liabilities.....................    24,183                --           24,183            31,366

Stockholders' Equity:
Capital Stock...........................     3,599              (984)(5)        2,615             1,878
Retained Earnings.......................    (1,185)            1,021 (5)         (164)           (4,614)
                                          --------          --------         --------           -------

  Total Stockholders' Equity............     2,414                37            2,451            (2,736)
                                          --------          --------         --------           -------

  Total Liabilities &
  Stockholders' Equity..................  $ 26,597          $     37         $ 26,634           $28,630
                                          ========          ========         ========           =======

------------

(1) Amount represents the net cash paid to shareholders of Pick Systems, Inc. by PickAx, Inc. comprised of $19,500 less deposits previously provided as consideration of $2,200 and net of prior shareholder loans of $2,612.

(2) Amount of deposit required by the Probate Court--State of California prior to the sale of the stock of Pick Systems, Inc. as determined by the Court.

(3) Cumulative balance of loans extended to the Estate of Richard Pick prior to the consummation of the transaction.

(4) Consideration paid for the capital stock of Pick Systems, Inc. net of $37, the fair value of assets acquired on March 16, 2000.

(5) Elimination of prior shareholders' equity of Pick Systems, Inc. as of March 16, 2000.

PICKAX, INC/PICK SYSTEMS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED AUGUST 31, 1999 AND 2000 (THOUSANDS)
--------------------------------------------------------------------------------

                                                 Pick Systems       PickAx, Inc.
                                                   Condensed          Condensed
                                                 Statements of      Statements of
                                                  Changes in         Changes in
                                                 Cash Position      Cash Position
                                               6 Months Ending     6 months Ending
                                                   8/31/99             8/31/00
                                               ---------------     ---------------
                                                  (Unaudited)        (Unaudited)
Cash Flow from Operating Activities
   Net Income (loss) ......................         $    51           $ (4,202)
   Adjustments to reconcile net income
     (loss) to net cash provided by
     operating expenses
       Depreciation & Amortization ........             118              1,018
       Net change in operating assets
         and liabilities...................
       Cost of financing ..................                             (1,101)
       Accounts receivable ................             409             (2,746)
       Inventories ........................              16                (28)
       Prepaid expenses ...................             (31)               142
       Deposits ...........................               0               (253)
       Notes receivable & advances ........             104               (189)
       Accounts payable ...................            (318)             1,897
       Accrued liabilities ................             240              3,068
       Deferred revenue ...................             335              4,306
                                                    -------           --------

Net cash provided by operating activities .             924              1,628
                                                    -------           --------

Cash Flows from investing activities
   Purchase of assets .....................            (107)           (24,637)
   Costs of acquisition ...................               0               (844)
                                                    -------           --------

Net cash used in investing activities .....            (107)           (25,481)
Cash Flows from financing activities
   Proceeds form debt, net ................            (174)            21,941
   Additions to loan receivable from estate            (148)
   Sale of Stock ..........................               0              2,364
                                                    -------           --------

Net cash used in financing activities .....            (322)            24,305
                                                    -------           --------
Foreign Exchange Losses Not Using Cash ....              34               (232)
Net Increase in Cash ......................             529                220
Cash at Beginning of Period ...............             616                559
                                                    -------           --------

Cash at End of Period .....................         $ 1,145           $    779
                                                    =======           ========

SELECTED HISTORICAL FINANCIAL DATA OF PICKAX, INC. AND
PICK SYSTEMS, INC.

UNAUDITED STATEMENTS OF OPERATIONS
(ALL AMOUNTS IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                                                 PickAx, Inc. &
                                                                                 PickAx, Inc.   Pick Systems, Inc.
                           PickAx, Inc.    Pick Systems, Inc.   PickAx, Inc.     Consolidated      Consolidated
                          7 Months Ended    3/1/00 through    3/1/00 through   3/17/00 through  Six Months Ended
                              2/29/00           3/16/00           3/16/00          8/31/00           8/31/00
                         ---------------------------------------------------------------------------------------
                            (unaudited)       (unaudited)       (unaudited)      (unaudited)       (unaudited)

Net Sales................     $   --            $ 507            $   --            $ 7,102           $ 7,609
Cost of goods sold.........       --               43                --                496               539
                              ------            -----            ------            -------           -------

Gross profit...............       --              464                --              6,606             7,070
Selling, general and
  administrative expenses,
  including amortization...     (181)             761                12              9,873            10,646
                              ------            -----            ------           --------           -------

Operating loss.............     (181)            (297)              (12)            (3,267)           (3,576)
Interest Expense...........                                                            834               834
Other expense (income).....        1               (1)                1                 90                90
Income tax expense.........       --               --                --                 --                --
                              ------            -----            ------            -------           -------
Net income (loss)........     $ (180)           $(298)           $  (11)           $(4,191)          $(4,500)
                              ======            =====            ======            =======           =======

PICKAX, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
AND STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------

1. The unaudited financial information furnished herein reflects all adjustments, consisting only of normal recurring items, which in the opinion of management are necessary to fairly state the Company's financial position. These financial statements should be read in conjunction with Pick Systems, Inc. audited financial statements for the fiscal year ended February 29, 2000. The results of operations for the period ended May 31, 2000 are not necessarily indicative of results to be expected for any other interim period or the fiscal year ending March 31, 2000. The Company anticipates conforming its fiscal year to that of its proposed acquiror Omnis Technology Corporation. Further information regarding the proposed transaction is contained in the proxy statement.

2. The Statements of Financial Position included herein present the financial position of PickAx, Inc. as of February 29, 2000 and August 31, 2000. The Statements of Operations included herein reflect the operations of PickAx, Inc. from March 1, 2000 through March 16, 2000 and the combined operations of PickAx, Inc. including the results of combined operations of Pick Systems, Inc. together with PickAx, Inc. including the results of combined operations of Pick Systems, Inc. together with PickAx, Inc. for the period March 17, 2000 through August 31, 2000. PickAx, Inc. acquired substantially all of the common stock of Pick Systems, Inc. on March 16, 2000.

3. George Olenik, the former President, of Pick Systems, Inc. has claimed a letter contract that demands both severance pay and a commission on the sale of Pick Systems, Inc. were due him upon his resignation as part of the sale of Pick Systems, Inc. to PickAx, Inc. The letter was presented as part of the probate court proceedings under which PickAx, Inc. bought Pick Systems, Inc. Dennis Tvelia, former Chief Financial Officer of Pick Systems, Inc., has claimed that he had been promised an employment contract with severance pay provisions by certain members of the prior Board of Directors. PickAX, Inc. does not believe that it has an obligation to either party, and that these claims are without merit and will not have a material deleterious financial statement impact.

4. Defined Benefit Plan: Richard A. Pick established a defined benefit for the employees and then ended the plan prior to his death with the establishment of a 401K plan. The paperwork to end the plan was not properly completed. The prior management of the company retained counsel to reach a settlement with the Internal Revenue Service to end the plan. The settlement appears about complete and there are sufficient assets in the plan to terminate it without material effect to the Company's financial statements.

5. Park Applications Computer Engineering Ltd. A contract with Park Applications Computer Engineering, Ltd., a UK Limited Company, ("PACE") for the use of the Edge Business Framework and software component library was terminated due to misrepresentations on the part of PACE regarding the reliability of the product. The contract called for payment of $1.2 M. The Company paid $320,000. All rights to the software reverted to the PACE. Six employees of Park had been hired in Northern Ireland to modify the software for Pick Systems, Inc. These employees were given contracts which provided for two months severance. These employees were terminated and a settlement of severance has been offered. Pick Systems, Inc. believes it acted within its legal rights and that there will not be a material financial statement impact.

6. In May, 2000, termination notices were given to the three authorized distributors of Pick Systems, Inc. products in the United States. One of the distributors so terminated has indicated that it intends to file a demand for arbitration regarding its distribution agreement with Pick Systems, Inc. The Company believes such action will not have a material effect on its financial statements or business operations.

7. On May 31, 2000 PickAx, Inc. had 100,000,000 shares of $.01 par value common stock authorized and 5,376,734 issued and outstanding. The Company also has outstanding 4,528,500 warrants to purchase common stock of the Company, 4,026,000 of the warrants have an exercise price of $1.25, were issued on March 16, 2000 and have lives of 5 years. The remaining 452,500 warrants have an exercise price of $1.50, were issued on June 15, 2000 and have lives of 5 years.

8. PickAx, Inc. has formed for the purpose of acquiring Pick Systems, Inc. and its international subsidiaries. The funds for the acquisition were raised by PickAx, Inc. The purchase price for Pick Systems, Inc. was $19,500,000 paid in three installments: (1) a deposit made on March 3, 2000, (2) a 10% payment of $1,950,000 paid on March 6, 2000 and, (3) $17,300,000 paid at closing on March 16, 2000. The acquisition was accounted for as a purchase with $19,537,000 in goodwill recorded, representing the excess of the purchase price paid over the fair value of assets required. The source of the funding of the $17,300,000 came from a short-term convertible note held by Astoria Capital Partners, LP., originally due June 14, 2000 but extended until November 30, 2000. The note bears interest at 10% and is convertible into 13,840,000 shares of PickAx, Inc. at $1.25 per share. Astoria Capital Partners, LP., has agreed to convert this convertible note into a non-convertible 2 year term note at the close of the proposed transactions and as disclosed elsewhere in this report.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                             (Dollars in thousands)

                                                    Omnis           PickAx                              Combined
                                                 September 30,    August 31,           Pro Forma      September 30,
                                                     2000            2000             Adjustments         2000
                                                 -------------    ----------          -----------     -------------
ASSETS

Current assets:
   Cash and cash equivalents .............        $    621         $    779            $  4,000 (1)     $   5,400
   Accounts receivable (net of allowances)             818            2,746                                 3,564
   Other current assets ..................             208              412                                   620
                                                  --------         --------            --------         ---------
     Total Current assets ................           1,647            3,937                                 9,584
Property, furniture and equipment (net)  .             912              514                                 1,426
Intangible assets (net) ..................           1,434           23,951              46,897 (2)        72,282
Other assets .............................              --              228                                   228
                                                  --------         --------            --------         ---------
     Total assets ........................        $  3,993         $ 28,630            $ 50,897         $  83,520
                                                  ========         ========            ========         =========
LIABILITIES AND STOCKHOLDERS'
  EQUITY (DEFICIENCY)

Current liabilities:
   Notes payable .........................        $  3,146          $18,045             (16,300)(3)     $   4,891
   Accounts payable ......................             620            1,947                 500 (4)         3,067
   Accrued liabilities ...................             928            7,068                  --             7,996
   Deferred revenue ......................             300            4,306                  --             4,606
                                                  --------         --------            --------         ---------
     Total Current liabilities ...........           4,994           31,366             (15,800)           20,560
Long term debt ...........................           1,003               --              13,860 (5)        14,863
                                                  --------         --------            --------         ---------
     Total liabilities ...................           5,997           31,366              (1,940)           35,423

Stockholders' equity (deficiency)
   Preferred stock .......................             300               --                  --               300
   Common stock ..........................           1,026               55                 324 (6)         1,405
   Additional paid-in capital ............          51,349            1,591              59,187 (7)       112,127
   Unearned compensation .................          (1,507)              --              (6,674)(8)        (8,181)
   Accumulated deficit ...................         (53,477)          (4,382)                 --           (57,859)
   Accumulated other comprehensive income.             305               --                  --               305
                                                  --------         --------            --------         ---------
   Stockholders' equity (deficiency) .....          (2,004)          (2,736)             52,837            48,097
                                                  --------         --------            --------         ---------
                                                  $  3,993         $ 28,630            $ 50,897         $  83,520
                                                  ========         ========            ========         =========

------------
(1) To record assumed proceeds from $4.0 million short-term loan required of PickAx, Inc. as a condition to the completion of the proposed transaction.

(2) Increase in Goodwill of $46,897 comprised of $22,957 of common stock acquired, $19,035 of warrants assumed, $1,669 of vested options assumed and $500 in estimated transaction costs, plus $2,736 in negative assets acquired.

(3) Reclassification of $17.3 million in PickAx, Inc. short-term debt to long-term debt, conversion of $3.0 million of Omnis short-term debt to equity and the addition in $4.0 million in short-term debt by PickAx, Inc., a condition of the proposed transaction.

(4)  Estimated transaction costs of $500 included in accounts payable.

(5) To reflect the assumption of $17.3 million in PickAx, Inc. long term debt by Omnis and to record a discount of $3,440 to reflect the issuance of an additional 500,000 warrants associated with the assumption of such debt.

(6) To record $274 in par value of Omnis common stock issued in exchange for PickAx, Inc. common stock and to reflect a $50 increase in par value a result of the conversion of a $3.0 million short-term note held by Omnis, converted to equity.

(7) Issuance of $22,683 in Omnis common stock for PickAx, Inc. common stock. Issuance of $19,035 in Omnis warrants in exchange for PickAx, Inc. warrants and to record $3,440 in additional warrants issued in conjunction with the assumption of $17.3 million debt associated with the proposed transaction. To record $1,669 in vested options assumed, $6,674 in unvested options assumed and $2,950 representing the conversion of a $3.0 million note to equity at closing, plus net $2,736 of negative assets acquired.

(8) Unearned compensation of $6,674 associated with the assumption of the PickAx, Inc. options issued by Omnis.

              PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                                   (unaudited)
                     (in thousands except per share amounts)

                                                     Year Ended March 31, 2000(1)
                                    ---------------------------------------------------------------
                                                                        Pro Forma         Pro Forma
                                      Omnis            Pick            Adjustments        Combined
                                    --------         --------          -----------        ---------
                                                 (in thousands, except per share data)

Net Sales ..................        $  6,210         $ 17,334            $     --         $ 23,544
Cost of goods sold .........             472              694                  --            1,166
                                    --------         --------            --------         --------
Gross profit ...............           5,738           16,640                  --           22,378
                                    --------         --------            --------         --------
Selling, general and
  administrative expenses,
  including amortization ...          10,312           18,256               8,312 (2)       36,880
                                    --------         --------            --------         --------

Operating loss .............          (4,574)          (1,616)             (8,312)         (14,502)
                                    --------         --------            --------         --------

Interest expense (income) ..             124             (147)              3,544 (3)        3,521
Other expense ..............              --              194                  --              194
Income tax expense .........                              396                  --              394
                                    --------         --------            --------         --------

Net income (loss) ..........        $ (4,696)        $ (2,059)           $(11,856)        $(18,611)
                                    ========         ========            ========         ========

Net income (loss) per share:
  Basic and diluted ........        $  (0.48)                                             $  (1.43)
                                    ========                                              ========
Number of shares used in per
  share calculations:
  Basic and diluted ........           9,768                  (4)           3,244           13,012

                                                Six Months Ended September 30, 2000(1)
                                    --------------------------------------------------------------
                                                                        Pro Forma        Pro Forma
                                      Omnis            Pick            Adjustments       Combined
                                    --------         --------          -----------       --------
                                                (in thousands, except per share data)

Net Sales ..................        $  2,072         $  7,609            $    --         $  9,681
Cost of goods sold .........             423              539                 --              962
                                    --------         --------            -------         --------
Gross profit ...............           1,649            7,070                 --            8,719
Selling, general and
  administrative expenses,
  including amortization ...           4,940           10,646              3,179 (2)       18,765
                                    --------         --------            -------         --------
Operating loss .............          (3,291)          (3,576)            (3,179)         (10,046)
                                    --------         --------            -------         --------
Interest expense (income) ..             104              834              1,772 (3)        2,710
Other expense ..............              --               90                 --               90
Income tax expense .........              --               --                 --               --
                                    --------         --------            -------         --------
Net income (loss) ..........        $ (3,395)        $ (4,500)           $(4,951)        $(12,846)
                                    ========         ========            =======         ========
Net income (loss) per share:
  Basic and diluted ........        $  (0.33)                                            $  (0.96)
                                    ========                                             ========
Number of shares used in per
  share calculations:
  Basic and diluted ........          10,186                               3,182 (4)       13,368

------------
(1) For purposes of the pro forma combined data, Pick's financial data for its fiscal year ended February 29, 2000 and its fiscal six months ended August 31, 2000 have been combined with the Company's financial data for the fiscal year ended March 31, 2000 and six months September 30, 2000.

(2) To record additional amortization of unearned compensation expense of $1,669 and $834 for the fiscal year and six months presented, respectively. In addition to record the increase in amortization of goodwill of $4,689 and $2,345 for the fiscal year and six months presented, respectively. Goodwill will be amortized on a straight-line basis over 10 years. Also includes amortization of goodwill of $1,954 for the acquisition of Pick Systems by PickAx, for the fiscal year.

(3) To record additional interest expense a result of the assumption of the $17,300 note of $1,384 and $692 for the fiscal year and six months presented, respectively. In addition to reflect additional interest expense associated with the amortization of 500,000 warrants associated with the assumption of the same note of $1,720 and $860 for the fiscal year and six months presented, respectively. To record additional interest expense of $440 and $220 for $4.0 million in short-term debt required to be obtained by PickAx, Inc. prior to the closing of the proposed transaction.

(4) Net additional common shares of Omnis Technology Corporation exchanged for PickAx, Inc. shares.

                                    SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             RAINING DATA CORPORATION


Date: June 21, 2001                         By: /s/ SCOTT ANDERSON, JR.
                                                --------------------------------
                                                Scott K. Anderson, Jr.
                                                Vice President -- Finance,
                                                Treasurer and Secretary

                                INDEX TO EXHIBITS


     EXHIBIT                            DESCRIPTION
     -------                            -----------
      2.1          Agreement and Plan of Merger, dated as of August 23, 2000, by and among Omnis Technology Corporation, Raining Merger Sub,
                   Inc., PickAx, Inc. and Gilbert Figueroa (included as Appendix
                   A to the Registrant's Definitive Proxy Statement filed with the Commission on November 16, 2000 and incorporated herein by reference)

      4.1          Common Stock Purchase Agreement - Cash Purchase, dated as of
                   December 4, 2000, by and between the Registrant and Astoria
                   Capital Partners, L.P.

      4.2          Common Stock Purchase Agreement - PickAx Note, dated as of
                   December 4, 2000, by and between the Registrant and Astoria
                   Capital Partners, L.P.

      4.3          Common Stock Purchase Agreement - Individual, dated as of
                   December 4, 2000, by and between the Registrant and Harry
                   Augur

      4.4          Common Stock Purchase Agreement - Individual, dated as of
                   December 4, 2000, by and between the Registrant and Robert van Roijen

      4.5 Registration Rights Agreement, dated as of December 4, 2000, by and among the Registrant, Astoria Capital Partners, L.P.,
                   Harry Augur and Robert van Roijen

      23.1         Consent of Deloitte & Touche LLP

      23.2         Consent of BDO Spencer Steward (Johannesburg) Incorporated

      23.3         Consent of Mazars Neville Russell